Exhibit 99.1

LKQ CORPORATION ANNOUNCES RESULTS FOR FIRST QUARTER 2022

•Revenue of $3.3 billion (up 5.6% year-over-year)
•Parts and services organic revenue increased 6.9% (5.6% on a per day basis)
•Diluted EPS1 of $0.94 (up 6.8%); adjusted diluted EPS1,2 of $1.00 (up 6.4%)
•Operating cash flow of $409 million; free cash flow2 of $350 million
•Stock buyback program invested $144 million for 2.7 million shares in the quarter
•Dividend of $0.25 per share approved to be paid in the second quarter of 2022
•Raising 2022 organic revenue and EPS outlook

Chicago, IL (April 28, 2022) -- LKQ Corporation (Nasdaq:LKQ) today reported first quarter 2022 results that reflect year-over-year improvement in revenue and earnings per share.
“We are extremely pleased with our first quarter results, which built on the momentum from last year and are a validation of the resiliency of our operating model. I am proud of our team’s commitment to operational excellence and ability to execute on our strategic priorities. Also, I am pleased with our team's responsiveness to the challenging macroeconomic environment by quickly taking action to mitigate supply chain and inflationary headwinds,” noted Dominick Zarcone, President and Chief Executive Officer. “Based on our strong start to the year and confidence in our competitive position, we are raising our full year revenue and EPS outlook.”
First Quarter 2022 Financial Results
Revenue for the first quarter of 2022 was $3.3 billion, an increase of 5.6% as compared to $3.2 billion in the first quarter of 2021. Parts and services organic revenue increased 6.9% (5.6% on a per day basis), while the net impact of acquisitions and divestitures increased revenue by 1.7% and foreign exchange rates decreased revenue by 2.7%, for a total parts and services revenue increase of 5.9%. Other revenue grew 2.0% driven by higher sales of other scrap metals (including aluminum) and cores and higher scrap steel prices, partially offset by lower precious metals prices.
Net income1 for the quarter was $269 million as compared to $266 million for the same period in 2021. Diluted earnings per share1 for the quarter was $0.94 as compared to $0.88 for the same period of 2021, an increase of 6.8%.
On an adjusted basis, net income1,2 in the quarter was $287 million as compared to $286 million for the same period of 2021. Adjusted diluted earnings per share1,2 for the quarter was $1.00 as compared to $0.94 for the same period of 2021, a 6.4% increase.
Cash Flow and Balance Sheet
Cash flow from operations and free cash flow2 were $409 million and $350 million, respectively, for the first quarter of 2022. As of March 31, 2022, LKQ’s balance sheet reflected total debt of $2.7 billion and net debt2 of $2.4 billion. Net leverage, as defined in our credit facility, was 1.3x EBITDA.
1 References in this release to Net income and Diluted earnings per share, and the corresponding adjusted figures, reflect amounts from continuing operations.
2 Non-GAAP measure. See the table accompanying this release that reconciles the actual or forecasted U.S. GAAP measure to the actual or forecasted adjusted measure, which is non-GAAP.

Stock Repurchase and Dividend Programs
During the first quarter of 2022, the Company invested $144 million repurchasing 2.7 million shares of its common stock. Between initiating the stock buyback program in late October 2018 and March 31, 2022, the Company has repurchased approximately 37 million shares for a total of $1.5 billion.
On April 26, 2022, our Board of Directors declared a quarterly cash dividend of $0.25 per share of common stock, payable on June 2, 2022, to stockholders of record at the close of business on May 19, 2022.
Other Events
In April, S&P Global Ratings raised the Company’s issuer credit rating to ‘BBB-’ with a stable outlook.
On April 18, 2022, the Company completed the sale of PGW Auto Glass, a leading distributor of aftermarket glass to the North American automotive sector, for gross proceeds of $362 million, subject to customary post-closing purchase price adjustments.
The Company revised its reporting structure to present the Wholesale – North America and Self Service operating segments, which were previously aggregated in the North America segment, as separate reportable segments. The Company filed a Form 8-K with the recast historical financial information reflecting the change on April 25, 2022.
2022 Outlook
Varun Laroyia, Executive Vice President and Chief Financial Officer, commented: “The business has delivered a solid start to the fiscal year, and we are encouraged by the demand outlook for our segments, as reflected in our increased full-year outlook. We continue to generate strong free cash flow and remain committed to investing in the business to drive long-term sustainable earnings growth, maintaining an investment grade debt rating, and returning excess free cash flow to shareholders via share repurchases and quarterly dividends.”
For 2022, management updated the outlook as set forth below:

	2022 Original Full Year Outlook	2022 Updated Full Year Outlook
Organic revenue growth for parts and services	3.0% to 5.0%	4.5% to 6.5%
Diluted EPS[1]	$3.50 to $3.80	$3.57 to $3.87
Adjusted diluted EPS[1,2]	$3.72 to $4.02	$3.80 to $4.10
Operating cash flow	$1.3 billion	$1.3 billion
Free cash flow[2] (at a minimum)	$1.0 billion	$1.0 billion
Free cash flow conversion of EBITDA[2]	55 - 60%	55 - 60%
Our outlook for the full year 2022 is based on current conditions and recent trends, and assumes current U.S. federal tax legislation remains unchanged, the prices of scrap and precious metals hold near the first quarter average and the Ukraine/Russia conflict continues without further escalation. We have applied exchange rates near March and April average levels, including $1.09 and $1.30 for the euro and pound sterling, respectively, for the balance of the year. Our outlook is also based on management’s current expectations regarding the recovery from the COVID-19 pandemic. Changes in these conditions may impact our ability to achieve the estimates. Our EPS outlook does not include the expected gain on the PGW Auto Glass sale as this amount has not been finalized. Adjusted figures exclude (to the extent applicable) the impact of restructuring and transaction related expenses; amortization expense related to acquired intangibles; excess tax benefits and deficiencies from stock-based payments; losses on debt extinguishment; impairment charges; direct impacts of the Ukraine/Russia conflict (including provisions for reserves for asset recoverability and expenditures to support our employees and their families) and gains and losses related to acquisitions or divestitures (including changes in the fair value of contingent consideration liabilities and the expected gain on the PGW Auto Glass sale).
1 References in this release to Net income and Diluted earnings per share, and the corresponding adjusted figures, reflect amounts from continuing operations.
2 Non-GAAP measure. See the table accompanying this release that reconciles the actual or forecasted U.S. GAAP measure to the actual or forecasted adjusted measure, which is non-GAAP.

Non-GAAP Financial Measures
This release contains and management’s presentation on the related conference call will refer to non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included with this release are reconciliations of each non-GAAP financial measure with the most directly comparable financial measure calculated in accordance with GAAP.
Conference Call Details
LKQ will host a conference call and webcast on April 28, 2022 at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) with members of senior management to discuss the Company's results. To access the investor conference call, please dial (888) 330-3494. International access to the call may be obtained by dialing (646) 960-0860. The investor conference call will require you to enter conference ID: 5232422#.
Webcast and Presentation Details
The audio webcast and accompanying slide presentation can be accessed at (www.lkqcorp.com) in the Investor Relations section.
A replay of the conference call will be available by telephone at (800) 770-2030 or (647) 362-9199 for international calls. The telephone replay will require you to enter conference ID: 5232422#. An online replay of the audio webcast will be available on the Company's website. Both formats of replay will be available through May 13, 2022. Please allow approximately two hours after the live presentation before attempting to access the replay.
About LKQ Corporation
LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles. LKQ has operations in North America, Europe and Taiwan. LKQ offers its customers a broad range of OEM recycled and aftermarket parts, replacement systems, components, equipment, and services to repair and accessorize automobiles, trucks, and recreational and performance vehicles.
Forward Looking Statements
Statements and information in this press release and on the related conference call, including our outlook for 2022, as well as remarks by the Chief Executive Officer and other members of management, that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are made pursuant to the “safe harbor” provisions of such Act.
Forward-looking statements include, but are not limited to, statements regarding our outlook, guidance, expectations, beliefs, hopes, intentions and strategies. These statements are subject to a number of risks, uncertainties, assumptions and other factors including those identified below. All forward-looking statements are based on information available to us at the time the statements are made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
You should not place undue reliance on our forward-looking statements. Actual events or results may differ materially from those expressed or implied in the forward-looking statements. The risks, uncertainties, assumptions and other factors that could cause actual events or results to differ from the events or results predicted or implied by our forward-looking statements include the factors set forth below, and other factors discussed in our filings with the SEC, including those disclosed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2021 and in our subsequent Quarterly Reports on Form 10-Q. These reports are available on our investor relations website at lkqcorp.com and on the SEC website at sec.gov.
These factors include the following (not necessarily in order of importance):
•effects on our business from the ongoing disruption to economic activity caused by the COVID-19 pandemic, including a decrease in the demand for our products and services and interruptions to our supply chain;

•employment-related issues arising from the COVID-19 pandemic, including workforce shortages and health and safety issues at the workplace;
•changes in economic, political and social conditions in the U.S. and other countries in which we are located or do business, including the U.K. withdrawal from the European Union (also known as Brexit), the Russian invasion of Ukraine and the resulting governmental sanctions imposed on Russia, and the geopolitical tension in Taiwan, and the impact of these changes on our businesses, the demand for our products and our ability to obtain financing for operations;
•increasing competition in the automotive parts industry, including parts sold on online marketplaces and the potential competitive advantage to original equipment manufacturers ("OEMs") with "connected car" technology, as well as the various efforts by OEMs to restrict or prohibit the sale of aftermarket or recycled parts;
•changes to our business relationships with insurance companies or changes by insurance companies to their business practices relating to the use of our products as well as changes in the level of acceptance and promotion of alternative automotive parts by insurance companies and vehicle repairers;
•restrictions or prohibitions on selling or importing aftermarket products through enforcement by OEMs or governmental agencies of intellectual property rights or import laws;
•variations in the number of vehicles manufactured and sold, vehicle accident rates, miles driven, and the age profile of vehicles in accidents, the increase of accident avoidance systems being installed in vehicles, the potential loss of sales of certain mechanical parts due to the rise of electric vehicle sales, or changes in the demand for our products and the supply of our inventory due to severity of weather and seasonality of weather patterns;
•fluctuations in the prices of fuel, metals and other commodities;
•changes in our relationships with our suppliers, disruption to our supply of inventory, or the misconduct, performance failures or negligence of our third party vendors or service providers could increase our expenses, impede our ability to serve our customers, or expose us to liability; as well as price increases, interruptions or disruptions to the supply of vehicle parts from aftermarket suppliers and vehicles from salvage auctions;
•if our goodwill or other intangible assets become impaired, or there are declines in the values of our assets, including as a result of the effects of the COVID-19 pandemic on our business, we may incur significant charges to our pre-tax income;
•product liability claims by the end users of our products or claims by other parties who we have promised to indemnify for product liability matters and costs associated with recalls of the products we sell;
•our ability to identify acquisition candidates at reasonable prices and our ability to successfully divest businesses and our ability to integrate, realize expected synergies, and successfully operate acquired companies and any companies acquired in the future, and the risks associated with these companies;
•inflationary pressure on our supply chain as the economy recovers from the initial impact of the COVID-19 pandemic;
•our ability to satisfy our debt obligations and to operate within the limitations imposed by financing arrangements, including the possibility of not satisfying one or more of the financial covenants in our credit facility or the terms of the indentures governing our senior notes;
•our senior notes are subject to risks that could affect the value of the notes, require holders of the notes to return payments received from us or the guarantors, or affect our ability to repurchase the notes upon a change of control or pursuant to an asset sale offer;
•our ability to obtain financing on acceptable terms to finance our growth;
•our ability to issue dividend payments and fluctuations in the related payments;
•changes in laws or regulations affecting our business;
•our operations are subject to environmental regulations and we may incur costs relating to environmental matters;
•our bylaws provide that the courts in the State of Delaware are the exclusive forums for substantially all disputes between us and our stockholders;
•changes to applicable U.S. and foreign tax laws, changes to interpretations of tax laws, and changes in our mix of earnings among the jurisdictions in which we operate;
•the implementation of a border tax or tariff on imports and the negative impact on our business due to the amount of inventory we import;

•governmental agencies may refuse to grant or renew our operating licenses and permits for our salvage, self service and refurbishing businesses;
•loss of key management personnel may affect our ability to successfully manage our business and achieve our objectives;
•the risks associated with operating in foreign jurisdictions, including foreign laws and economic and political instabilities and currency fluctuations in the U.S. dollar, pound sterling and euro versus other currencies;
•additional unionization efforts, new collective bargaining agreements, and work stoppages;
•our ability to develop and implement the operational and financial systems needed to manage our operations; and interruptions, outages or breaches of our operational systems, security systems, or infrastructure as a result of attacks on, or malfunctions of, our systems;
•costs of complying with laws relating to the security of personal information;
•business interruptions affecting our distribution centers, computer systems and the availability of inventory;
•problems with our fleet of trucks and other vehicles could affect our business;
•potential losses of our right to operate at key locations if we are not able to negotiate lease renewals or due to environmental issues; and
•disruptions to the management and operations of our business and the uncertainties caused by activist investors.

Contact:
Joseph P. Boutross - Vice President, Investor Relations
LKQ Corporation
(312) 621-2793
jpboutross@lkqcorp.com

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Income, with Supplementary Data
(In millions, except per share data)

	Three Months Ended March 31,
	2022		2021
		% of Revenue		% of Revenue	$ Change	% Change
Revenue	$3,348	100.0%	$3,171	100.0%	$177	5.6%
Cost of goods sold	1,991	59.5%	1,877	59.2%	114	6.0%
Gross margin	1,357	40.5%	1,294	40.8%	63	4.9%
Selling, general and administrative expenses	924	27.6%	849	26.8%	75	8.9%
Restructuring and transaction related expenses	3	0.1%	8	0.2%	(5)	(56.0)%
Depreciation and amortization	59	1.8%	66	2.1%	(7)	(10.9)%
Operating income	371	11.1%	371	11.7%	—	—%
Other expense (income):
Interest expense, net of interest income	15	0.4%	24	0.8%	(9)	(38.9)%
Other income, net	—	—%	(6)	(0.2)%	6	n/m
Total other expense, net	15	0.4%	18	0.6%	(3)	(16.4)%
Income from continuing operations before provision for income taxes	356	10.6%	353	11.1%	3	0.7%
Provision for income taxes	89	2.7%	93	2.9%	(4)	(4.1)%
Equity in earnings of unconsolidated subsidiaries	2	0.1%	6	0.2%	(4)	(71.5)%
Income from continuing operations	269	8.0%	266	8.4%	3	0.8%
Net income from discontinued operations	4	0.1%	—	—%	4	n/m
Net income	$273	8.2%	$266	8.4%	$7	2.5%

Basic earnings per share: (1)
Income from continuing operations	$0.94		$0.88		$0.06	6.8%
Net income from discontinued operations	0.02		—		0.02	n/m
Net income	$0.96		$0.88		$0.08	9.1%

Diluted earnings per share: (1)
Income from continuing operations	$0.94		$0.88		$0.06	6.8%
Net income from discontinued operations	0.02		—		0.02	n/m
Net income	$0.95		$0.88		$0.07	8.0%

Weighted average common shares outstanding:
Basic	285.7		303.1		(17.4)	(5.7%)
Diluted	286.8		303.8		(17.0)	(5.6%)
(1) The sum of the individual earnings per share amounts may not equal the total due to rounding.

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In millions, except per share data)

	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$327	$274
Receivables, net	1,239	1,073
Inventories	2,573	2,611
Assets held for sale	290	2
Prepaid expenses and other current assets	253	294
Total current assets	4,682	4,254
Property, plant and equipment, net	1,256	1,299
Operating lease assets, net	1,301	1,361
Goodwill	4,426	4,540
Other intangibles, net	715	746
Equity method investments	179	181
Other noncurrent assets	219	225
Total assets	$12,778	$12,606
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,370	$1,176
Accrued expenses:
Accrued payroll-related liabilities	219	261
Refund liability	106	107
Other accrued expenses	330	271
Liabilities held for sale	127	—
Current portion of operating lease liabilities	192	203
Current portion of long-term obligations	31	35
Other current liabilities	120	112
Total current liabilities	2,495	2,165
Long-term operating lease liabilities, excluding current portion	1,161	1,209
Long-term obligations, excluding current portion	2,680	2,777
Deferred income taxes	270	279
Other noncurrent liabilities	349	365
Commitments and contingencies
Redeemable noncontrolling interest	24	24
Stockholders’ equity:
Common stock, $0.01 par value, 1,000.0 shares authorized, 322.0 shares issued and 284.7 shares outstanding at March 31, 2022; 321.6 shares issued and 287.0 shares outstanding at December 31, 2021	3	3
Additional paid-in capital	1,482	1,474
Retained earnings	5,995	5,794
Accumulated other comprehensive loss	(206)	(153)
Treasury stock, at cost; 37.3 shares at March 31, 2022 and 34.6 shares at December 31, 2021	(1,490)	(1,346)
Total Company stockholders’ equity	5,784	5,772
Noncontrolling interest	15	15
Total stockholders’ equity	5,799	5,787
Total liabilities and stockholders’ equity	$12,778	$12,606

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows
(In millions)

	Three Months Ended March 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$273	$266
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	65	72
Stock-based compensation expense	13	8
Other	(4)	(9)
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Receivables, net	(230)	(198)
Inventories	(98)	(13)
Prepaid income taxes/income taxes payable	60	(21)
Accounts payable	309	331
Other operating assets and liabilities	21	87
Net cash provided by operating activities	409	523
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(59)	(42)
Proceeds from disposals of property, plant and equipment	2	8
Other investing activities, net	(6)	1
Net cash used in investing activities	(63)	(33)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving credit facilities	289	1,288
Repayments under revolving credit facilities	(334)	(1,392)
Repayments under term loans	—	(4)
(Repayments) borrowings of other debt, net	(8)	26
Settlement of derivative instruments, net	—	(57)
Dividends paid to LKQ stockholders	(71)	—
Purchase of treasury stock	(144)	(57)
Other financing activities, net	(10)	(12)
Net cash used in financing activities	(278)	(208)
Effect of exchange rate changes on cash and cash equivalents	(6)	(4)
Net increase in cash and cash equivalents, including cash classified within current assets held for sale	62	278
Less: increase in cash classified within current assets held for sale	9	—
Net increase in cash and cash equivalents	53	278
Cash and cash equivalents, beginning of period	274	312
Cash and cash equivalents, end of period	$327	$590

The following unaudited tables compare certain third party revenue categories:

	Three Months Ended March 31,
(In millions)	2022	2021	$ Change	% Change
Wholesale - North America	$1,106	$969	$137	14.2%
Europe	1,481	1,455	26	1.8%
Specialty	460	458	2	0.4%
Self Service	57	50	7	14.6%
Parts and services	3,104	2,932	172	5.9%
Other	244	239	5	2.0%
Total	$3,348	$3,171	$177	5.6%

Revenue changes by category for the three months ended March 31, 2022 vs. 2021:

	Revenue Change Attributable to:
	Organic (1)	Acquisition and Divestiture	Foreign Exchange	Total Change (2)
Wholesale - North America	13.6%	0.6%	—%	14.2%
Europe	6.9%	0.3%	(5.5)%	1.8%
Specialty	(8.3)%	8.8%	—%	0.4%
Self Service	14.6%	—%	—%	14.6%
Parts and services	6.9%	1.7%	(2.7)%	5.9%
Other	2.1%	0.1%	(0.2)%	2.0%
Total	6.5%	1.6%	(2.5)%	5.6%

(1) We define organic revenue growth as total revenue growth from continuing operations excluding the effects of acquisitions and divestitures (i.e., revenue generated from the date of acquisition to the first anniversary of that acquisition, net of reduced revenue due to the disposal of businesses) and foreign currency movements (i.e., impact of translating revenue at prior period exchange rates). Organic revenue growth includes incremental sales from both existing and new (i.e., opened within the last twelve months) locations and is derived from expanding business with existing customers, securing new customers and offering additional products and services. We believe that organic revenue growth is a key performance indicator as this statistic measures our ability to serve and grow our customer base successfully.

(2) The sum of the individual revenue change components may not equal the total percentage change due to rounding.

The following unaudited table reconciles revenue growth for parts & services to constant currency revenue growth for the same measure:

	Three Months Ended March 31, 2022
	Consolidated	Europe
Parts & Services
Revenue growth as reported	5.9%	1.8%
Less: Currency impact	(2.7%)	(5.5%)
Revenue growth at constant currency	8.6%	7.3%

We have presented the growth of our revenue on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP financial measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency revenue information provides valuable supplemental information regarding our growth, consistent with how we evaluate our performance, as this statistic removes the translation impact of exchange rate fluctuations, which are outside of our control and do not reflect our operational performance. Constant currency revenue results are calculated by translating prior year revenue in local currency using the current year's currency conversion rate. This non-GAAP financial measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our results as reported under GAAP. Our use of this term may vary from the use of similarly-named measures by other issuers due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. In addition, not all companies that report revenue growth on a constant currency basis calculate such measure in the same manner as we do and, accordingly, our calculations are not necessarily comparable to similarly-named measures of other companies and may not be appropriate measures for performance relative to other companies.

The following unaudited table compares revenue and Segment EBITDA by reportable segment:

	Three Months Ended March 31,
	2022		2021
(In millions)		% of Revenue		% of Revenue
Revenue
Wholesale - North America	$1,201		$1,051
Europe	1,488		1,463
Specialty	461		459
Self Service	199		199
Eliminations	(1)		(1)
Total revenue	$3,348		$3,171
Segment EBITDA
Wholesale - North America	$218	18.1%	$194	18.4%
Europe	131	8.8%	141	9.6%
Specialty	58	12.6%	61	13.4%
Self Service	40	20.0%	56	27.9%
Total Segment EBITDA	$447	13.4%	$452	14.2%

We have presented Segment EBITDA solely as a supplemental disclosure that offers investors, securities analysts and other interested parties useful information to evaluate our segment profit and loss and underlying trends in our ongoing operations. We calculate Segment EBITDA as EBITDA excluding restructuring and transaction related expenses (which includes restructuring expenses recorded in Cost of goods sold); change in fair value of contingent consideration liabilities; other gains and losses related to acquisitions, equity method investments, or divestitures; equity in losses and earnings of unconsolidated subsidiaries; equity investment fair value adjustments; impairment charges; and direct impacts of the Ukraine/Russia conflict and related sanctions (including provisions for reserves for asset recoverability and expenditures to support our employees and their families). EBITDA, which is the basis for Segment EBITDA, is calculated as net income excluding discontinued operations, depreciation, amortization, interest (which includes gains and losses on debt extinguishment) and income tax expense. Our chief operating decision maker, who is our Chief Executive Officer, uses Segment EBITDA as the key measure of our segment profit or loss. We use Segment EBITDA to compare profitability among our segments and evaluate business strategies. This financial measure is included in the metrics used to determine incentive compensation for our senior management. We also consider Segment EBITDA to be a useful financial measure in evaluating our operating performance, as it provides investors, securities analysts and other interested parties with supplemental information regarding the underlying trends in our ongoing operations. Segment EBITDA includes revenue and expenses that are controllable by the segment. Corporate general and administrative expenses are allocated to the segments based on usage, with shared expenses apportioned based on the segment's percentage of consolidated revenue. Refer to the table on the following page for a reconciliation of net income to EBITDA and Segment EBITDA.

The following unaudited table reconciles Net Income to EBITDA and Segment EBITDA:

	Three Months Ended March 31,
(In millions)	2022	2021
Net income	$273	$266
Subtract:
Net income from discontinued operations	4	—
Net income from continuing operations	269	266
Add:
Depreciation and amortization	59	66
Depreciation and amortization - cost of goods sold	6	6
Interest expense, net of interest income	15	24
Provision for income taxes	89	93
EBITDA	438	455
Subtract:
Equity in earnings of unconsolidated subsidiaries	2	6
Equity investment fair value adjustments	(1)	5
Add:
Restructuring and transaction related expenses	3	8
Losses on previously held equity interests	1	—
Direct impacts of Ukraine/Russia conflict (1)	6	—
Segment EBITDA	$447	$452

Net income from continuing operations as a percentage of revenue	8.0%	8.4%

EBITDA as a percentage of revenue	13.1%	14.3%

Segment EBITDA as a percentage of revenue	13.4%	14.2%
(1) Adjustments include provisions for reserves for asset recoverability (receivables and inventory) and expenditures to support our employees and their families in Ukraine.

We have presented EBITDA solely as a supplemental disclosure that offers investors, securities analysts and other interested parties useful information to evaluate our operating performance and the value of our business. We calculate EBITDA as net income excluding discontinued operations, depreciation, amortization, interest (which includes gains and losses on debt extinguishment) and income tax expense. We believe EBITDA provides insight into our profitability trends and allows management and investors to analyze our operating results without the impact of discontinued operations, depreciation, amortization, interest (which includes gains and losses on debt extinguishment) and income tax expense. We believe EBITDA is used by investors, securities analysts and other interested parties in evaluating the operating performance and the value of other companies, many of which present EBITDA when reporting their results.

We have presented Segment EBITDA solely as a supplemental disclosure that offers investors, securities analysts and other interested parties useful information to evaluate our segment profit and loss and underlying trends in our ongoing operations. We calculate Segment EBITDA as EBITDA excluding restructuring and transaction related expenses (which includes restructuring expenses recorded in Cost of goods sold); change in fair value of contingent consideration liabilities; other gains and losses related to acquisitions, equity method investments, or divestitures; equity in losses and earnings of unconsolidated subsidiaries; equity investment fair value adjustments; impairment charges; and direct impacts of the Ukraine/Russia conflict and related sanctions (including provisions for reserves for asset recoverability and expenditures to support our employees and their families). Our chief operating decision maker, who is our Chief Executive Officer, uses Segment EBITDA as the key measure of our segment profit or loss. We use Segment EBITDA to compare profitability among our segments and evaluate business strategies. This financial measure is included in the metrics used to determine incentive compensation for our senior management. Segment EBITDA includes revenue and expenses that are controllable by the segment. Corporate general and administrative expenses are allocated to the segments based on usage, with shared expenses apportioned based on the segment's percentage of consolidated revenue.

EBITDA and Segment EBITDA should not be construed as alternatives to operating income, net income or net cash provided by operating activities, as determined in accordance with accounting principles generally accepted in the United States. In addition, not all companies that report EBITDA or Segment EBITDA information calculate EBITDA or Segment EBITDA in the same manner as we do and, accordingly, our calculations are not necessarily comparable to similarly-named measures of other companies and may not be appropriate measures for performance relative to other companies.

The following unaudited table reconciles Net Income and Diluted Earnings per Share to Adjusted Net Income from Continuing Operations and Adjusted Diluted Earnings per Share from Continuing Operations, respectively:

	Three Months Ended March 31,
(In millions, except per share data)	2022	2021
Net income	$273	$266
Subtract:
Net income from discontinued operations	4	—
Net income from continuing operations	269	266
Adjustments - continuing operations:
Amortization of acquired intangibles	17	20
Restructuring and transaction related expenses	3	8
Losses on previously held equity interests	1	—
Direct impacts of Ukraine/Russia conflict (1)	6	—
Excess tax benefit from stock-based payments	(2)	(1)
Tax effect of adjustments	(7)	(7)
Adjusted net income from continuing operations	$287	$286

Weighted average diluted common shares outstanding	286.8	303.8

Diluted earnings per share from continuing operations
Reported	$0.94	$0.88
Adjusted	$1.00	$0.94
(1) Adjustments include provisions for reserves for asset recoverability (receivables and inventory) and expenditures to support our employees and their families in Ukraine.

We have presented Adjusted Net Income and Adjusted Diluted Earnings per Share from Continuing Operations as we believe these measures are useful for evaluating the core operating performance of our continuing business across reporting periods and in analyzing our historical operating results. We define Adjusted Net Income and Adjusted Diluted Earnings per Share from Continuing Operations as Net Income and Diluted Earnings per Share adjusted to eliminate the impact of discontinued operations, restructuring and transaction related expenses, amortization expense related to all acquired intangible assets, gains and losses on debt extinguishment, the change in fair value of contingent consideration liabilities, other gains and losses related to acquisitions, equity method investments, or divestitures, impairment charges, direct impacts of the Ukraine/Russia conflict and related sanctions, excess tax benefits and deficiencies from stock-based payments and any tax effect of these adjustments. The tax effect of these adjustments is calculated using the effective tax rate for the applicable period or for certain discrete items the specific tax expense or benefit for the adjustment. Given the variability and volatility of the amount and frequency of costs related to transactions, management believes that these costs are not normal operating expenses and should be adjusted in our calculation of Adjusted Net Income from Continuing Operations. Our adjustment of the amortization of all acquisition-related intangible assets does not exclude the amortization of other assets, which represents expense that is directly attributable to ongoing operations. Management believes that the adjustment relating to amortization of acquisition-related intangible assets supplements the GAAP information with a measure that can be used to assess the comparability of operating performance. The acquired intangible assets were recorded as part of purchase accounting and contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets. These financial measures are used by management in its decision making and overall evaluation of our operating performance and are included in the metrics used to determine incentive compensation for our senior management. Adjusted Net Income and Adjusted Diluted Earnings per Share from Continuing Operations should not be construed as alternatives to Net Income or Diluted Earnings per Share as determined in accordance with accounting principles generally accepted in the United States. In addition, not all companies that report measures similar to Adjusted Net Income and Adjusted Diluted Earnings per Share from Continuing Operations calculate such measures in the same manner as we do and, accordingly, our calculations are not necessarily comparable to similarly-named measures of other companies and may not be appropriate measures for performance relative to other companies.

The following unaudited table reconciles Forecasted Net Income and Diluted Earnings per Share from Continuing Operations to Forecasted Adjusted Net Income from Continuing Operations and Adjusted Diluted Earnings per Share from Continuing Operations, respectively:

	Forecasted
	Fiscal Year 2022
(In millions, except per share data)	Minimum Outlook	Maximum Outlook
Net income from continuing operations	$1,006	$1,090
Adjustments:
Amortization of acquired intangibles	66	66
Restructuring expenses	18	18
Other adjustments	5	5
Tax effect of adjustments	(23)	(23)
Adjusted net income from continuing operations	$1,072	$1,156

Weighted average diluted common shares outstanding	282.0	282.0

Diluted EPS from continuing operations:
U.S. GAAP	$3.57	$3.87
Non-GAAP (Adjusted)	$3.80	$4.10

We have presented forecasted Adjusted Net Income and forecasted Adjusted Diluted Earnings per Share from Continuing Operations in our financial outlook. Refer to the discussion of Adjusted Net Income and Adjusted Diluted Earnings per Share from Continuing Operations for details on the calculation of these non-GAAP financial measures. In the calculation of forecasted Adjusted Net Income and forecasted Adjusted Diluted Earnings per Share from Continuing Operations, we included estimates of net income from continuing operations, amortization of acquired intangibles for the full fiscal year 2022, restructuring expenses under previously announced plans, and the related tax effect; we included for all other components the amounts incurred through March 31, 2022. Our US GAAP EPS outlook does not include the expected gain on the PGW Auto Glass sale as this amount has not been finalized. Any gain would be deducted from US GAAP EPS in the calculation of Adjusted Diluted EPS.

The following unaudited table reconciles Net Cash Provided by Operating Activities to Free Cash Flow:

	Three Months Ended March 31,
(In millions)	2022	2021
Net cash provided by operating activities	$409	$523
Less: purchases of property, plant and equipment	59	42
Free cash flow	$350	$481

We have presented free cash flow solely as a supplemental disclosure that offers investors, securities analysts and other interested parties useful information to evaluate our liquidity. We calculate free cash flow as net cash provided by operating activities, less purchases of property, plant and equipment. We believe free cash flow provides insight into our liquidity and provides useful information to management and investors concerning our cash flow available to meet future debt service obligations and working capital requirements, make strategic acquisitions, pay dividends and repurchase stock. We believe free cash flow is used by investors, securities analysts and other interested parties in evaluating the liquidity of other companies, many of which present free cash flow when reporting their results. This financial measure is included in the metrics used to determine incentive compensation for our senior management. Free cash flow should not be construed as an alternative to net cash provided by operating activities, as determined in accordance with accounting principles generally accepted in the United States. In addition, not all companies that report free cash flow information calculate free cash flow in the same manner as we do and, accordingly, our calculation is not necessarily comparable to similarly-named measures of other companies and may not be an appropriate measure for liquidity relative to other companies.

The following unaudited table reconciles Forecasted Net Cash Provided by Operating Activities to Forecasted Free Cash Flow:

Forecasted
Fiscal Year 2022
(In millions)	Minimum Outlook
Net cash provided by operating activities	$1,300
Less: purchases of property, plant and equipment	300
Free cash flow	$1,000

We have presented forecasted free cash flow in our financial outlook. Refer to the paragraph above for details on the calculation of free cash flow.

The following unaudited table reconciles Total Debt to Net Debt:

(In millions)	March 31, 2022	December 31, 2021
Current portion of long-term obligations	$31	$35
Long-term obligations, excluding current portion	2,680	2,777
Total debt, net of debt issuance costs	2,711	2,812
Add: Debt issuance costs	10	12
Total debt	2,721	2,824
Less: Cash and cash equivalents	327	274
Net debt	$2,394	$2,550

We have presented net debt solely as a supplemental disclosure that offers investors, securities analysts and other interested parties useful information to evaluate our liquidity and financial position. We calculate net debt as total debt less cash and cash equivalents. We believe net debt provides insight into our liquidity and provides useful information to management and investors concerning our financial position. We believe net debt is used by investors, securities analysts and other interested parties in evaluating the liquidity and financial position of other companies, many of which present net debt when reporting their results. Net debt should not be construed as an alternative to total debt, as determined in accordance with accounting principles generally accepted in the United States. In addition, not all companies that report net debt information calculate net debt in the same manner as we do and, accordingly, our calculation is not necessarily comparable to similarly-named measures of other companies and may not be an appropriate measure for performance relative to other companies.